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                                                                   EXHIBIT 11(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 31, 1998, relating to the financial statements and financial highlights of the Investment Services Education Association Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Auditor" in the Statement of Additional Information.




PRICEWATERHOUSECOOPERS LLP

225 Broad Hollow Rd.
Melville, New York 11747
October 30, 1998